Comstock Mining Provides Strategic and Business Updates:
Secures International and Nevada Environmental Permits; Enhances Balance Sheet

Virginia City, NV (March 3, 2020) Comstock Mining Inc. (“Comstock” or the “Company”) (NYSE American: LODE) today provided updates on key components of its strategic objectives, including with Mercury Clean Up LLC (“MCU”), Tonogold Resources Inc. (“Tonogold”) and Sierra Springs Opportunity Fund Inc. (“SSOF”).

Strategic Transactions Advancing Value

During 2019, the Comstock Board of Directors approved a transformational strategy focused on high-value, cash-generating, precious metal-based activities (the “Strategic Focus”), including, but not limited to, environmentally friendly and economically enhancing clean mining and processing technologies, precious-metal exploration, resource development, economic feasibility assessments and cash-generating mineral production.

The Company has made major advancements with its venture partners, including MCU, Tonogold and SSOF.

Mr. Corrado De Gasperis, Executive Chairman and CEO stated, “We have made progress on four major objectives. We just recently returned from the Philippines, where we secured the permits for MCU’s first major international mercury remediation project on the Naboc River, and also expanded the scope of the project, adding sand and gravel plans for the lower river. Our joint venture partner, Clean Ore Solutions and MCU will commence final sampling and site preparations for delivery of mercury remediation equipment, planned for the second quarter. Tonogold has also expanded plans for drilling and development during the second quarter.”

MCU’s International Joint Venture Secures Permits
Comstock and MCU are collaborating with Oro Industries Inc. (“Oro”) for the manufacture and global deployment of mercury remediation systems with proprietary mechanical, hydro, electro-chemical and oxidation processes to reclaim, treat and remediate mercury from tailings and industrial effluents. Together with MCU’s Philippines-based joint venture partner, Clean Ore Solutions OPC (“COS”), the parties confirmed last week that nine separate permits have been issued that allow for the commencement of mercury remediation within the 24 kilometer Naboc River, a goldmine rich area of Mount Diwata, in the Davao de Oro region of the Philippines (the “Philippines Project”). Rich in ores and mines, the area represents a federal and provincial government priority for intensified rehabilitation and mercury clean up, working with the Philippines Department of Environment and Natural Resources.

The joint venture between MCU and COS will be named Clean Mineral Recovery Technologies (“CMRT”), with the ownership split between COS (60%) and MCU (40%). Testing and staging are expected to commence in March 2020. Oro will commence the manufacture of the mercury remediation systems with planned delivery in July 2020.

Only recently, through the Minamata Convention, has there been a global effort to stop the use of mercury in mining. This United Nations priority has united scientists, NGOs, governments and communities against these practices. More recently, actual engineered technologies and solutions through MCU, have begun testing and evaluating mercury remediation solutions from contaminated sites. This year, governments, led by the Philippines and others, are zeroing in on the biggest mercury polluter of all, gold mines, and have begun prohibiting the use of mercury. MCU, partnered with COS, and coupled with Oro and Comstock, has the technology, equipment, and process know-how, to commence the remediation and rehabilitations of these environments and provide one of the most advanced solutions for remediating mercury contamination and eliminating future use of mercury by providing clean solutions.

MCU, The Comstock and The Carson River Mercury Superfund Site

Comstock has also secured the necessary Nevada permits and approvals for localized mercury remediation efforts. MCU commenced sampling old Comstock waste dumps over the past two weeks. The state-of the-art mercury remediation equipment, specifically, the spiral concentrators, began arriving on site last week, with the remaining system, including the Low-G mercury centrifuges and concentrators, proprietary mechanical, hydro, electro-chemical and oxidation processes, the portable mercury-gold laboratory with assaying equipment and the Dissolved Air Flotation (DAF) wastewater treatment processor scheduled to arrive this month.

MCU is focused on its first domestic (Carson River Mercury Superfund Site) and its first international (Philippines Project) opportunities, as it establishes itself as the global leader in mercury remediation and related services. Comstock has ownership options to acquire 25% of the equity of MCU and other rights that can result in Comstock receiving up to 62.5% of the profits for each mercury remediation opportunity.

Separately, the Nevada Division of Environmental Protection—Bureau of Air Pollution Control (NDEP) completed its technical review of the applications submitted by Comstock Processing LLC and issued the entity a new Class II Air Quality Operating Permit. Comstock Processing LLC is the 100% owned, permitted platform, with processing equipment and metallurgical labs, that enable the clean-technology platform, joint ventures and partnerships especially in the area of mercury remediation and reprocessing of residual-leached mineralized materials.

Mr. De Gasperis, commented, “We are now advancing the mercury remediation globally, and we remain committed to maintaining the permitted platform for processing (Tonogold), remediating (MCU) and developing new clean technologies with our partners. We are pleased with NDEP’s technical review and the resulting enhanced Air Quality permit. Our relationships with NDEP and our recognitions for environmental excellence are second to none, as we leverage this platform for clean, cash-generating, economically enhancing mine processing technologies.”

Comstock Mining LLC and Tonogold Closing
Tonogold now has a 50% membership interest in Comstock Mining LLC, the entity that owns the Lucerne mine. The transaction alone is now expected to deliver at least $26 million of tangible value to Comstock (that is, $11.2 million in cash, $7.6 million in FMV of stock when received and over $7.2 million in assumed liabilities). Tongold also agreed to subsidize over $2 million in annualized savings. Comstock retains a 1.5% NSR royalty on Lucerne. These royalty and lease agreements may deliver an additional $20-$35 million of cash value to Comstock based on Tonogold’s ability to successfully implement its final mine plans.

Tonogold has paid the Company $100 thousand toward the purchase of Lucerne and $850 thousand toward expense reimbursements during the first quarter of 2020. The remaining $5.175 million in cash owed to the Company represents a secured obligation with payments continuing through June 2020, on the following revised schedule:

Payment Due Date            Secured Obligation Due
March 27, 2020                    $1.725 million
April 24, 2020                    $1.325 million
May 22, 2020                    $1.425 million
June 26, 2020                    $0.700 million

In addition to the amounts owed above, the Company has received $5.925 million in non-refundable cash payments and $6.10 million in non-refundable Convertible Preferred Stock (“CPS”) payments, since January 2019. This CPS was valued at $7.64 million, when received, and was subsequently re-valued at $9.19 million at December 31, 2019. The Company has recognized gains totaling $1.55 million, in the consolidated statement of operations for the year ended December 31. 2019, for the increases in the fair value of the Tonogold CPS. Once finalized, the transaction is expected to result in a net gain for the Company, in excess of $18 million, most likely during the second quarter.

Sierra Springs Opportunity Fund and Non-mining Asset Sales

Last year, the U.S. Treasury confirmed that all of Storey County and significant parts of Silver Springs, NV, had been certified as Qualified Opportunity Zones. The Company owns non-mining assets in these locations, including substantial lands and senior water rights in Silver Springs, NV, and the Gold Hill Hotel in Storey County, NV.

Reno
Sparks
TRIC
Tahoe Reno
Industrial Center
NNIC
Northern Nevada
Industrial Center
Fernley
USA Pkwy
Silver
Springs
COMSTOCK
MINING
Carson
City
California
Storey
Sun Valley
North Valley
Wadsworth
Argo
Hazen
Massie
Clark
Patrick
Vista
Fleish
Verdi
Pleasant Valley
Washoe Valley
Virginia City
Washoe Lake
State Park
Incline Village
Dayton
Carson Hot
Springs
Brunswick
Como
Stagecoach
Tolepoosa
Silver Springs
Weeks
Wabuska
Lux
Lahontan State
Recreation Area
Fallon Naval Air
Sta Bombing
Range
Lake Tahoe
Nevada State
Park
Indian Hills
Glenbrook
395
80
50
95
580
Esri, HERE, Garmin, METI/NASA, USGS, Bureau of Land Management, EPA, NPS, USDA

These two, adjacent qualified opportunity zones are located on growing, high volume, logistical highways, railways and airports, with the State of Nevada investing over $125 million in the new USA Parkway and the four-lane expansion of Highway 50, all converging in Silver Springs, NV.
SSOF was formed to capitalize on the explosive growth of high-tech industries in northern Nevada, and its qualified opportunity zones. During 2019, SSOF raised over $11 million and acquired Silver Springs Regional Airport LLC and an adjacent, 180,000 plus square foot manufacturing complex, both as qualifying opportunity zone businesses. SSOF also secured the rights to thousands of developable acres of land and other assets, including an agreement to purchase Comstock’s Silver Springs properties and water rights, all within the immediate proximity of the Tahoe Reno Industrial (TRI) Center. Comstock expects its SSOF ownership, on a fully diluted basis, to be about 9%.

The Company has definitive agreements to sell its two properties in Silver Springs, and over 200 acre-feet of senior water rights for just over $10 million and has now received an additional $100 thousand deposit (totaling over $400 thousand escrowed) toward the purchase of these properties. The closing is expected in the first quarter of 2020.

Corporate Update

The Company has not sold any equity during 2020, and significantly improved its financial position throughout 2019. As of December 31, 2019, the Company had cash and cash equivalents of $1.0 million, current assets of $13.3 million and current liabilities of $3.4 million. The Company had total assets of $39.7 million, total current assets of $13.3 million, current liabilities of $3.4 million and net current assets of $9.9 million at December 31, 2019. Total assets increased 38.7% over 2018, and total liabilities decreased 16.4% and the Company reduced its Senior Secured Debenture debt by 44.4% to $4.9 million. The Company expects to extinguish the debt when the sale of the two properties in Silver Springs properties for over $10 million closes during the first quarter of 2020.

Net cash provided by investing activities for 2019, was $2.6 million, substantially all from the $5.9 million in non-refundable cash payments for the purchase of Lucerne from Tonogold, offset by $2.4 million used for the purchase of properties, $0.8 million for investment in MCU and $0.3 million for the investment in SSOF.

Net cash used in operating activities for 2019, were $2.3 million, as compared to net cash used in operating activities of $5.0 million for the prior year. The Company's use of cash in 2019, and 2018, was primarily related to environmental expenditures, exploration, mine claim cost and general and administrative. The decrease primarily resulted from dramatically lower net operating expenses due to reimbursements from Tonogold and lower spending.

Effective February 28, 2020, Mr. Juan Carlos Giron informed the Company that he was leaving to pursue other opportunities. Mr. De Gasperis remains the Company’s principal financial, accounting and executive officer, as the Company evaluates all organizational opportunities for best positioning the Company’s for its growth objectives.

Mr. De Gasperis commented, “We have significantly increased our total assets to almost $40 million, reduced our debt by almost half, and look forward to monetizing our non-mining assets and eliminate our debt and funding new growth. This is the strongest our balance sheet has been since 2011, with the best opportunities right in front of us. We thank JC for his energy, passion and contributions and wish him the very best success in his future endeavors.”

The following sequence of pro formas represents additional near-term improvements of Comstock’s financial position over the next four months, giving effect to the elimination of debts and other obligations, including the Northern Comstock JV obligations and transitioning to a debt free, NCJV obligation-free, well-funded Company. The Company has not raised equity in 2020, and looks forward to the non-mining asset sales for eliminating debt and funding growth. The Company expects over $5 million in proceeds from Tonogold and $10 million in proceeds from non-mining assets sales, both under existing agreements, for achieving the estimated pro forma results below.

(US$ in thousands, except per share data. Non-GAAP)	Pro Forma - Unaudited Lucerne Sale (50%) 12/31/2019	Pro Forma Estimate Post Silver Springs Sales 3/31/2020	Pro Forma Estimate Lucerne & Daney Sales (100%) 6/30/2020
Cash and Cash Equivalents	$1,015	$4,500	$10,000
Assets Held For Sale and Cash Payments Due
Lucerne Properties (1)	$1,539	$1,539	$ -0-
Industrial Land & Water (Silver Springs)	2,739	-0-	-0-
Commercial Land (Downtown Silver Springs) (2)	3,590	-0-	-0-

Daney Ranch and Gold Hill Hotel	2,625	2,625	478
Total Assets Held For Sale	$10,493	$4,164	$478
Cash Obligation Due-From-Tonogold	$5,275	$3,450	$ -0-
Tonogold Convertible Preferred Stock (3)	9,195	9,195	9,195
Total Assets Intended for Sale/Monetization	$24,963	$16,809	$9,673
Debt and Other Obligations
Senior Secured Debenture	$4,929	$ -0-	$ -0-
Northern Comstock JV	6,590	6,500	-0-
Equipment Financing (CAT)	646	565	-0-
Total Debt and Other Obligations	$12,165	$7,065	$ -0-

Total Common Shares Outstanding(4)	27,236,489	27,236,489	27,236,489

(1)	On November 18, 2019, the Company transferred 50% of the membership interest in Comstock Mining LLC, owner of Lucerne, but retained entity control.

(2)	Represents the acquisition of the non-mining asset (160-acre Downtown Silver Springs) parcel in December 2019, contracted to sell in February, 2020.

(3)	Represents Convertible Preferred Stock from Tonogold with a stated value of $6,100,000 and a fair-market-value of $9,195,000, as of December 31, 2019.

(4)	Includes 1,833,332 restricted common shares privately placed in December 2019, for proceeds of $550,000, and rounding for fractional shares.

Outlook
Our 2020 annual operating expenses are planned at $3.9 million, with approximately $2.0 million of that amount currently being reimbursed from Tonogold resulting in net operating expenses for 2020, of less than $2 million, excluding any discretionary exploration and development expenses that would not occur until assets are sold.

During the first and second quarters of 2020, the Company expects to receive an additional $5.2 million in cash from Tonogold toward their purchase of 100% of the membership interest in Comstock Mining LLC, the entity that owns the Lucerne properties. The CPS has a fair market value at December 31, 2019, of $9.2 million, and we plan on monetizing a portion of the CPS during the second half of 2020, depending on price performance and liquidity.

During the first quarter of 2020, the Company expects to close on the agreed upon sale of the non-mining assets located in Silver Springs, NV, for total net proceeds of $10.1 million. The agreements were signed in September, with $0.4 million of non-refundable deposits made into escrow. The Company will use the remaining $9.7 million of proceeds to extinguish the entirety of our outstanding Senior Secured Debenture principal and make-whole obligations of approximately $4.9 million, plus accrued interest of $0.1 million.

Tonogold is currently planning and permitting a drilling program for the northern exploration targets and expects to begin drilling in the second quarter of 2020. Under the Mineral Exploration and Mining Lease, Tonogold must spend at least $1.0 million per year on exploration with 2020, being the first year of the mineral leases.
The Company’s 2020 plans also include obtaining the local permits for Dayton in 2019, expanding Dayton’s current resource with incremental exploration programs that include exploration and definition drilling of targets identified by geophysical surveys, surface mapping, prior drilling and deeper geological interpretations that all lead to publishing an updated, NI 43-101 compliant, mineral resource estimate for the Dayton.

MCU plans to commence trial operations in March 2020, on the Comstock, to validate and fine-tune the mercury extraction and remediation process, with the objective of reclaiming and remediating the Company’s existing properties within the Carson River Mercury Superfund Site (CRMSS), enhancing their values of, and evaluating the potential economic feasibilities for, these properties and creating new global growth opportunities in mercury remediation by demonstrating MCU’s technological and operational effectiveness, efficiency and feasibility.

MCU has agreed to and plans to commence reclamation operations in the second quarter 2020, in the Philippines. This represents our first international project for large-scale mercury remediation and environmental reclamations, using MCU’s system. Testing and staging are expected to commence in March, 2020, and Oro will commence the manufacture of the mercury remediation systems this month with planned delivery in June and July 2020.

About Comstock Mining Inc.
Comstock Mining Inc. is a Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining that is currently commercializing environment-enhancing, precious-metal-based technologies, products and processes for precious metal recovery. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed its first phase of production. The Company continues evaluating and acquiring properties inside and outside the district expanding its footprint and exploring all of our existing and prospective opportunities for further exploration, development and mining. The Company’s goal is to grow per-share value by commercializing environment-enhancing, precious-metal-based products and processes that generate predictable cash flow (throughput) and increase the long-term enterprise value of our northern Nevada based platform.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. Forward-looking statements include statements about matters such as: consummation of all pending transactions; project, asset or Company valuations; future industry market conditions; future explorations, acquisitions, investments and asset sales; future performance of and closings under various agreements; future changes in our exploration activities; future estimated mineral resources; future prices and sales of, and demand for, our products; future impacts of land entitlements and uses; future permitting activities and needs therefor; future production capacity and operations; future operating and overhead costs; future capital expenditures and their impact on us; future impacts of operational and management changes (including changes in the board of directors); future changes in business strategies, planning and tactics and impacts of recent or future changes; future employment and contributions of personnel, including consultants; future land sales, investments, acquisitions, joint ventures, strategic alliances, business combinations, operational, tax, financial and restructuring initiatives; the nature and timing of and accounting for restructuring charges and derivative liabilities and the impact thereof; contingencies; future environmental compliance and changes in the regulatory environment; future offerings of equity or debt securities; the possible redemption of debentures and associated costs; future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties, many of which are unforeseeable and beyond our control and could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in our filings with the SEC and the following: counterparty risks; capital markets’ valuation and pricing risks; adverse effects of climate changes or natural disasters; global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources; operational or technical difficulties in connection with exploration or mining activities; contests over title to properties; potential dilution to our stockholders from our stock issuances and recapitalization and balance sheet restructuring activities; potential inability to comply with applicable government regulations or law; adoption of or changes in legislation or regulations adversely affecting businesses; permitting constraints or delays; decisions regarding business opportunities that may be presented to, or pursued by, us or others; the impact of, or the non-performance by parties under agreements relating to, acquisitions, joint ventures, strategic alliances, business combinations, asset sales, leases, options and investments to which we may be party; changes in the United States or other monetary or fiscal policies or regulations; interruptions in production capabilities due to capital constraints; equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, zinc, cyanide, water, diesel fuel and electricity); changes in generally accepted accounting principles; adverse effects of terrorism and geopolitical events; potential inability to implement business strategies; potential inability to grow revenues; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies, equipment and raw materials due to credit or other limitations imposed by vendors or others; assertion of claims, lawsuits and proceedings; potential inability to satisfy debt and lease obligations; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to list our securities on any securities exchange or market; inability to maintain the listing of our securities; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as may be required by securities or other law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Neither this press release nor any related calls or discussions constitutes an offer to sell, the solicitation of an offer to buy or a recommendation with respect to any securities of the Company, the fund or any other issuer.

Contact information:
Comstock Mining Inc. P.O. Box 1118 Virginia City, NV 89440 ComstockMining.com	Corrado De Gasperis Executive Chairman & CEO Tel (775) 847-4755 degasperis@comstockmining.com	Zach Spencer Director of External Relations Tel (775) 847-5272 Ext.151 questions@comstockmining.com